Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	Dan Choy
Headgate Partners LLC	Nanometrics Incorporated
530.274.0551, 530.274.0531 fax	408.545.6000, 408.232.5910 fax
email: claire@headgatepartners.com	email: dchoy@nanometrics.com

Nanometrics Names Timothy J. Stultz Chief Executive Officer

Bruce C. Rhine Becomes Chairman of the Board

MILPITAS, California, August 6, 2007 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, announced today that Timothy J. Stultz, Ph.D. will join the company as its president and chief executive officer (CEO), succeeding Bruce C. Rhine, who will become chairman of the Board of Directors. Founder Vincent J. Coates will become vice chairman of the Board. Dr. Stultz will also be appointed to the company’s Board, effective as of his start date, which is expected to be late August 2007.

This announcement follows Nanometrics’ March 2007 announcement that it had initiated a CEO search. Dr. Stultz brings to Nanometrics twenty-four years of experience in the semiconductor manufacturing industry.

Dr. Stultz, 59, will join Nanometrics from Imago Scientific Instruments, where he has served as president, CEO and a director since June 2003. During his tenure, Dr. Stultz transitioned Imago from a development stage company into a world-class commercial supplier of its proprietary 3-D atom probe technology. Prior to Imago, Dr. Stultz served as president and chief executive officer for ThauMDx, a leading developer of diagnostic systems and technologies for the analysis of biomolecules, drugs and chemicals. From 1994 to 1999, Dr. Stultz served as a vice president and general manager with Veeco Instruments, during which time he led the growth of Veeco’s metrology business. Dr. Stultz also was the founder and CEO of Peak Systems, Inc., a pioneer in the rapid thermal processing segment of the semiconductor capital equipment industry.

“Tim brings to Nanometrics a wealth of experience in building growth companies within the semiconductor capital equipment industry, and in the metrology sector in particular,” commented Mr. Rhine. “We are thrilled that Tim has decided to join the Nanometrics team and lead the company into its next phase of growth. Tim understands how to implement business processes to focus on profitability, cash flow and predictability.”

Mr. Rhine, who has served as a member of Nanometrics’ Board of Directors since July 2006, assumed the CEO role in March of 2007. A significant stockholder of the company, Mr. Rhine brings twenty-three years of experience in the semiconductor equipment industry to his role as chairman of the Board of Directors.

“Bruce has provided strong leadership for Nanometrics in the last several months, turning the company in the right direction,” added founder Vincent J. Coates. “I couldn’t be more pleased with the work Bruce has done and the selection of Tim Stultz as our new CEO. Bruce has guided Nanometrics through some of the most challenging tasks we have faced as a company, turning around a troubled business integration and finding the right CEO to lead Nanometrics into the future. I look forward to working with Tim as CEO, and continuing working closely with Bruce as he assumes the role of chairman.”

“I am honored and excited to have the opportunity to lead one of the industry’s most respected and innovative metrology companies,” said Dr. Stultz. “Nanometrics has faced a number of challenges in integrating and consolidating its operations worldwide, but the company has the promise to become a true leader in this industry. I look forward to working with this team as we focus on growth and profitability. We have made it our collective goal to deliver value to our customers, our stockholders and our employees.”

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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